NEWS RELEASE

FOR IMMEDIATE RELEASE

SANDY SPRING BANCORP ELECTS VP OF GENERAL DYNAMICS
TO ITS BOARD OF DIRECTORS

OLNEY, MARYLAND, June 25, 2009 — Sandy Spring Bancorp, Inc., (Nasdaq: SASR) today announced the election of David H. Fogg, Vice President and Treasurer of General Dynamics (NYSE: GD), to its board of directors.

 “With the recent retirement of several long-serviced directors, it has been a goal to augment the skill and talent of our existing board with additional financial expertise and public-company experience," said Hunter R. Hollar, Chairman of the Board. "Dave brings this and much more, and we are very pleased to welcome him to our board."

With a total of 27 years in corporate finance, Mr. Fogg has been with General Dynamics, a leading aerospace and defense company headquartered in Falls Church, Virginia, for over 18 years leading risk management and banking activities for the company.  He has expertise in managing domestic and international treasury matters, investment management, as well as mergers and acquisitions and corporate insurance.

"Dave is an outstanding addition to our board," said Daniel J. Schrider, President and Chief Executive Officer of Sandy Spring Bancorp, Inc. "He brings an important perspective on the major components of our strategic initiatives for growth and expansion.  As a long-time resident of Northern Virginia, he will also enhance Sandy Spring Bank’s presence in that important market by chairing our Northern Virginia Advisory Board.”

Mr. Fogg is a graduate of Oberlin College in Ohio where he received a BA in Economics, and holds an MBA from Columbia University in New York City.  Mr. Fogg also sits on the Finance and Investment Committees for Ford’s Theatre Society.

Mr. Fogg will serve on the Audit Committee, and as a Class III director his initial term will expire at the annual meeting of shareholders in 2010, at which time it is expected he will be nominated by the board for election by the shareholders to a three-year term.

About Sandy Spring Bancorp, Inc.

With $3.5 billion in assets, Sandy Spring Bancorp is the holding company for Sandy Spring Bank and its principal subsidiaries, Sandy Spring Insurance Corporation, The Equipment Leasing Company and West Financial Services, Inc. Sandy Spring Bancorp is the second largest publicly traded banking company headquartered in Maryland. Sandy Spring is a community banking organization that focuses its lending and other services on businesses and consumers in the local market area. Independent and community-oriented, Sandy Spring Bank was founded in 1868 and offers a broad range of commercial banking, retail banking and trust services through 42 community offices in Anne Arundel, Carroll, Frederick, Howard, Montgomery, and Prince George's counties in Maryland, and in Fairfax and Loudoun counties in Virginia. Through its subsidiaries, Sandy Spring Bank also offers a comprehensive menu of leasing, insurance and investment management services. Visit www.sandyspringbank.com to locate an ATM near you or for more information about Sandy Spring Bank.

For additional information or questions, please contact:

Daniel J. Schrider, President & Chief Executive Officer
DSchrider@sandyspringbank.com, or
Philip J. Mantua, Executive V.P. & Chief Financial Officer
PMantua@sandyspringbank.com
Sandy Spring Bancorp, Inc.
17801 Georgia Avenue
Olney, Maryland 20832
800-399-5919
Web site: sandyspringbank.com